Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of January 23, 2024 is entered into between Prairie Operating Co., a Delaware corporation (“Seller”), and Matthew Austin Lerman, an individual residing in the State of California (“Buyer” and, together with Seller, each a “Party” and collectively the “Parties”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, certain cryptocurrency mining assets described herein, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Purchase and Sale

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the following (collectively, the “Purchased Assets”):

(a) the crypto currency mining hardware set forth on Schedule I hereto (the “Mining Equipment”);

(b) the Master Services Agreement, dated as of February 16, 2023, by and between Atlas Power Hosting, LLC (“Atlas”) and Seller (the “Atlas MSA”);

(c) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to the Mining Equipment or the Atlas MSA;

(d) all goodwill associated with any of the assets described in the foregoing clauses.

Section 1.02 Excluded Assets. Other than the Purchased Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets, as set forth on Schedule II (collectively, the “Excluded Assets”).

Section 1.03 Assumed Liabilities.

(a) Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all Liabilities of Seller arising out of or relating to the Purchased Assets on or after the Closing, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), including the following:

(i) all Liabilities arising under or relating to the Atlas MSA on or after the Closing;

(ii) all Liabilities for (A) ad valorem, property, excise, production, sales, use, and similar Taxes based upon the acquisition, operation or ownership of the Purchased Assets or the receipt of proceeds therefrom (“Purchased Asset Taxes”) for any taxable period (or any portion thereof) beginning on or after the Closing Date and (B) for the avoidance of doubt, Taxes for which Buyer is liable pursuant to Section 5.03; and

(iii) all other Liabilities arising out of or relating to Buyer’s ownership or operation of the Purchased Assets on or after the Closing.

For purposes of this Agreement, “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

(b) Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller that are not Assumed Liabilities, including the following Liabilities of Seller (collectively, the “Excluded Liabilities”):

(i) any Liabilities relating to or arising out of the Excluded Assets;

(ii) any Liabilities for (A) Purchased Asset Taxes for any taxable period (or any portion thereof) ending prior to the Closing Date and (B) any income, capital gains, franchise or similar Taxes imposed on Seller under applicable Law; and

(iii) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others (other than, for the avoidance of doubt, Taxes allocated to Buyer under Section 5.03).

For purposes of this Agreement: (i) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person; and (ii) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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Section 1.04 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $2,000,000 (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall consist of:

(a) $1,000,000 payable in cash at Closing (the “Cash Purchase Price”) by wire transfer of immediately available funds to an account designated in writing by the Seller; and

(b) the aggregate principal sum of $1,000,000 plus accrued interest (the “Delayed Purchase Price”), which amount shall be payable by Buyer pursuant to and in accordance with the terms of Section 1.05.

Section 1.05 Delayed Purchase Price.

(a) Interest shall accrue on the outstanding principal balance of the Delayed Purchase Price at a rate equal to the Annual Applicable Federal Rate for the month of January 2024, as published by the United States Internal Revenue Service (“IRS”), being 4.37% per annum. Interest shall be compounded and accrue daily, and all calculations of interest shall be made on a monthly basis occurring in the period for which interest is payable.

(b) Subject to Section 1.05(c), the Delayed Purchase Price shall be paid by Buyer as follows:

(i) Within 15 days after the end of each calendar month (beginning with the first full calendar month after the date hereof), Buyer shall pay Seller 20% of all revenues (net of fees and expenses charged by Atlas pursuant to the Atlas MSA) received by Buyer that are associated with or otherwise attributable to the Purchased Assets for such calendar month, until the aggregate amount paid under this Section 1.05(b)(i) equals $250,000; and

(ii) thereafter, within 15 days after the end of each calendar month, Buyer shall pay Seller 50% of all revenues (net of fees and expenses charged by Atlas pursuant to the Atlas MSA) received by Buyer that are associated with or otherwise attributable to the Purchased Assets for such calendar month, until the aggregate amount paid under this Section 1.05 equals the Delayed Purchase Price.

(c) All payments of the Delayed Purchase Price shall be made by wire transfer of immediately available funds to an account designated in writing by the Seller. Notwithstanding Section 1.05(b), the Delayed Purchase Price may be prepaid by Buyer at any time, in whole or in part, without premium or penalty.

(d) Notwithstanding anything herein to the contrary, upon the consummation of a direct or indirect sale or other transfer of the Purchased Assets by Buyer or other interest therein (including by virtue of a direct or indirect change of control of Buyer, other transfer by operation of law or any direct or indirect assignment or pledge of the revenues associated with the Purchased Assets), the unpaid principal amount of and accrued interest on the Delayed Purchase Price shall become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Seller.

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Section 1.06 Events of Default and Remedies.

(a) An “Event of Default” will exist if any of the following occurs:

(i) Buyer shall fail to make any payment when and as such payment obligation becomes due and payable under this Agreement;

(ii) Buyer shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any action to authorize any of the foregoing;

(iii) any representation or warranty made by Buyer under this Agreement shall be materially false as of the date any such representation or warranty is made;

(iv) an involuntary proceeding shall be commenced by any party other than Seller against Buyer seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property and such involuntary proceeding shall remain undismissed and unstayed for a period of 60 calendar days.

(b) If an Event of Default has occurred and is continuing, and has not been cured by Buyer within ten (10) calendar days, Seller will have the right to (i) declare the unpaid principal amount of and accrued interest on the Delayed Purchase Price to be immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Seller; and (ii) take all other actions permitted under applicable law; provided, that no failure or delay on the part of Seller in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege; provided, further, that the rights, powers and remedies given to Seller hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

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Section 1.07 Non-Assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a sale, assignment or transfer of any Purchased Asset if such sale, assignment or transfer: (i) violates applicable Law; or (ii) requires the consent or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement and such consent or waiver has not been obtained prior to the Closing.

(b) Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent or waiver, or any release, substitution or amendment required to novate all Liabilities under the Atlas MSA or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such Liabilities from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, waiver, release, substitution or amendment is obtained, Seller shall sell, assign and transfer to Buyer the relevant Purchased Asset to which such consent, waiver, release, substitution or amendment relates for no additional consideration. For the avoidance of doubt, applicable sales, transfer and other similar Taxes or fees incurred or imposed in connection with such sale, assignment or transfer shall be economically borne and paid equally by Buyer and Seller in accordance with Section 5.03.

(c) To the extent that any Purchased Asset or Assumed Liability cannot be transferred to Buyer pursuant to this Section 1.07, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing. Buyer shall, as agent or subcontractor for Seller, pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, each Party shall, at the other Party’s expense, hold in trust for and pay to the other Party promptly upon receipt thereof, all income, proceeds and other monies received by such Party from and after the Closing Date, to the extent related to such Purchased Asset in connection with the arrangements under this Section 1.07. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets.

Section 1.08 Security.

(a) As collateral security for the prompt and complete payment and performance in full of Buyer’s obligations under this Agreement, including without limitation, payment by Buyer to Seller of the Delayed Purchase Price, Buyer hereby pledges, assigns and grants to Seller a security interest in all of its right, title and interest in, to and under all Purchased Assets, and all proceeds of, accessions to, substitutions for and replacements, insurance proceeds and products of the foregoing, together with all books and records and other computer materials and records related thereto at any time evidencing or relating to any of the foregoing (collectively, the “Collateral”); provided, that Collateral shall not include any Excluded Assets.

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(b) Buyer hereby authorizes Seller to file all Uniform Commercial Code financing statements and any other documents, registrations or notices as may be necessary or deemed required by Seller in order to maintain a perfected first priority security interest in and to the Collateral. Any financing statement filed by Seller may be filed in any filing office in any jurisdiction and may (i) indicate the Collateral and contain any other description which reasonably approximates the description contained in this Agreement and (ii) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code as in effect in any applicable jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment. Buyer shall warrant and defend the right and title herein granted unto Seller in and to the Collateral (and all right, title and interest represented by the Collateral) against the claims and demands of all persons whomsoever. Buyer agrees that, from time to time, it will execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which are required under any applicable law, or which Seller may reasonably request, to effectuate the transactions contemplated by this Section 1.08 or to grant, preserve, protect, or perfect the lien and security interest granted to Seller in the Collateral or the validity or priority of any such lien, all at the expense of Buyer.

(c) Notwithstanding any provisions set forth herein to the contrary, (i) Buyer shall remain liable under the contracts and agreements which constitute Collateral, and will perform all of its duties and obligations under such contracts and agreements to the same extent as if the security interest and lien granted to Seller under this Section 1.08 had not been granted, (ii) the exercise by Seller of any of its rights under this Section 1.08 shall not release Buyer from any of its duties or obligations under any such contracts or agreements, and (iii) Seller shall have no obligation or liability under any contracts or agreements (including, without limitation, any obligation or liability with respect to the payment of any amounts at any time due and owing in respect of such contracts or agreements) which constitute Collateral by reason of this Section 1.08, nor shall Seller be obligated to perform any of the obligations or duties of Buyer thereunder, or to make any inquiry as to the nature or sufficiency of any payment received by Buyer thereunder, or to take any action to collect or enforce any claim for payment assigned hereunder.

(d) Upon the occurrence and during the continuance of an Event of Default, Seller may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in any applicable jurisdiction or otherwise under any applicable Law and also may (i) take possession of any Collateral without demand and without legal process, (ii) require Buyer to, and Buyer hereby agrees that it will, at its expense and upon request of Seller forthwith, assemble all or part of the Collateral as directed by Seller and make it available to Seller at a place to be designated by Seller that is reasonably convenient to both parties, (iii) subject to applicable Law or agreements with landlords, bailees or warehousemen enter onto the property where any Collateral is located and take possession thereof without demand and without legal process, and (iv) lease, license, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of Seller’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Seller may deem commercially reasonable.

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(e) Upon the satisfaction of Buyer’s obligations with respect to the payment of the Deferred Purchase Price in accordance with Section 1.05, Seller shall file all Uniform Commercial Code financing statements and any other documents, registrations or notices as may be necessary or deemed required by Buyer in order to terminate Seller’s first priority security interest in and to the Collateral.

Article II

Closing

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) simultaneously with the execution of this Agreement, or at such other time or place or in such other manner as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form of Exhibit A attached hereto (the “Bill of Sale”) and duly executed by Seller, transferring the Mining Equipment included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form of Exhibit B attached hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets (including, for the avoidance of doubt, the Atlas MSA) and the Assumed Liabilities;

(iii) a certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors and the stockholders of Seller, which authorize the execution, delivery and performance of this Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the other agreements, instruments and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents;

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(iv) a duly completed and executed IRS Form W-9 of Seller (or, if Seller is treated as an entity disregarded as separate from its regarded Tax owner for U.S. federal income Tax purposes, the Person that is treated as its regarded Tax owner for such purposes); and

(v) such other customary instruments of transfer or assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Cash Purchase Price by wire transfer of immediately available funds to an account designated by Seller; and

(ii) the Assignment and Assumption Agreement duly executed by Buyer.

Article III

Representations and warranties of seller

Except to the extent disclosed in the reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) filed or furnished by Seller since January 1, 2023 under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “SEC Documents”), Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Section 3.02 No Conflicts or Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or breach any provision of the certificate of incorporation or by-laws of Seller; (b) violate or breach any provision of any Law or Governmental Order applicable to Seller or the Purchased Assets; or (c) require any consent, permit, Governmental Order, filing or notice from, with or to any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction (each, a “Governmental Authority”) by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; except, in the cases of clause (b), where the violation, breach, conflict, default, acceleration or failure to obtain consent or give notice would not have a Material Adverse Effect and, in the case of clause (c), where such consent, permit, Governmental Order, filing or notice which, in the aggregate, would not have a Material Adverse Effect. For purposes of this Agreement: (i) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law or other requirement or rule of law of any Governmental Authority; (ii) “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority; (iii) “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity; and (iv) “Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to the Purchased Assets, taken as a whole.

Section 3.03 Assigned Contracts. Seller is not in breach of or default under the Atlas MSA, except for such breaches or defaults that would not have a Material Adverse Effect.

Section 3.04 Title to Mining Equipment. Seller has good and valid title to all Mining Equipment included in the Purchased Assets, free and clear of any lien, charge, claim, pledge, security interest or other similar encumbrance (each, an “Encumbrance”), except for: (a) the security interest in the Mining Equipment held by Atlas pursuant to the Atlas MSA; (b) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or Encumbrances, if any, that would not have a Material Adverse Effect.

Section 3.05 Legal Proceedings; Governmental Orders.

(a) There are no material claims, actions, suits, investigations or other legal proceedings (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by Seller relating to or affecting the Purchased Assets or the Assumed Liabilities.

(b) There are no material outstanding Governmental Orders against, relating to or affecting the Purchased Assets.

Section 3.06 Compliance with Laws. Seller is materially in compliance with all Laws applicable to the ownership and use of the Purchased Assets.

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Section 3.07 Taxes.

(a) All material returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes provided, or required to be provided, to a Governmental Authority with respect to any Tax, including any schedule or attachment thereto and any amendment thereof (“Tax Returns”) with respect Purchased Asset Taxes required to be filed by Seller have been duly and timely filed, and all Purchased Asset Taxes shown thereon as owing have been duly and timely paid.

(b) Notwithstanding any other provision in this Agreement, the representations and warranties set forth in Section 3.04(b) and this Section 3.07 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

(c) For purposes of this Agreement, the term “Taxes” means all taxes, assessments and other governmental charges in the nature of a tax imposed by any Governmental Authority (including impact fees and documentary fees), including income, profits, gross receipts, stamp, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, severance, production, estimated or other tax, including any interest, penalty or addition thereto.

Section 3.08 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.09 Atlas MSA Fees. Set forth on Schedule III hereto is a true and complete copy of the statements provided by Atlas to Seller setting forth the revenue, less energy costs, attributable to the Atlas MSA for the periods specified on Schedule III.

Section 3.10 Excluded Assets. The Excluded Assets set forth on Schedule II are not material to the business conducted by Seller with the Purchased Assets.

Section 3.11 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding the Purchased Assets furnished or made available to Buyer and its Representatives in any form (including any information, documents, or material delivered or made available to Buyer on behalf of Seller for purposes of this Agreement, any SEC Document, any press release or other release or statement made available to the public by or on behalf of Seller or any management presentations made in expectation of the transactions contemplated hereby), or as to the future revenue, profitability, or success of the Purchased Assets, or any representation or warranty arising from statute or otherwise in Law. For purposes of this Agreement, “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

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Article IV

Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or breach any provision of the certificate of incorporation or by-laws of Buyer; (b) violate or breach any provision of any Law or Governmental Order applicable to Buyer; (c) require the consent, notice or other action by any Person under, conflict with, violate or breach, constitute a default under or result in the acceleration of any agreement to which Buyer is a party; or (d) require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; except, in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to obtain consent or give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and, in the case of clause (d), where such consent, permit, Governmental Order, filing or notice which, in the aggregate, would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.02 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement; (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Purchased Assets or this Agreement, except as expressly set forth in Article III of this Agreement; and (c) Buyer accepts the Purchased Assets and Assumed Liabilities on an “as is” and “where is” basis, with all faults and any and all latent and patent defects, whether known or unknown, and without any representation or warranty hereunder other than the representations and warranties expressly set forth in this Agreement.

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Article V
Covenants

Section 5.01 Public Announcements. Unless otherwise required or requested by applicable securities or other Law or the rules or regulations of any stock exchange having jurisdiction over the parties or their respective Affiliates, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.02 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 5.03 Transfer Taxes. All (i) required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Purchased Assets to Buyer, and (ii) transfer, sales, use, registration, documentary, stamp, value added and other such Taxes, in each case, incurred or imposed in connection with the transactions described in this Agreement and the other Transaction Documents, if any, shall be economically borne and paid equally by Buyer and Seller. Each Party shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other Party shall reasonably cooperate with respect thereto as necessary).

Section 5.04 Tax Refunds. Seller shall be entitled to any and all refunds of Purchased Asset Taxes economically borne by Seller, and Buyer shall be entitled to any and all refunds of Purchased Asset Taxes economically borne by Buyer. If a Party or its Affiliate receives a refund of Purchased Asset Taxes to which the other Party is entitled pursuant to this Section 5.04, such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any costs or expenses (including Taxes) incurred by such recipient Party in procuring such refund.

Section 5.05 Tax Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Purchased Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding.

Section 5.06 Ordinary Course. Unless otherwise consented to in writing by Seller, following the Closing, until the Delayed Purchase Price is paid in full, including any interest accrued thereon, Buyer will (i) operate the Purchased Assets in the ordinary course of business consistent with past practice and (ii) maintain in effect the Atlas MSA.

Section 5.07 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

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Article VI
Indemnification

Section 6.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms; provided, that (i) the covenant contemplated by Section 5.07 shall survive the Closing for a period of twelve (12) months from the Closing Date and (ii) Buyer’s obligation to pay to Seller the Delayed Purchase Price (inclusive of any remaining principal amount thereof and any interest accrued thereon) shall survive until such amount has been by Buyer to Seller in full in accordance with the terms of this Agreement. The indemnities in Section 6.02 and Section 6.03 shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification thereunder, except in each case, that any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 6.02 Indemnification by Seller. Subject to the other terms and conditions of this Article VI, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c) any Excluded Liability.

Section 6.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VI, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

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Section 6.04 Certain Limitations. The party making a claim under this Article VI is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VI is referred to as the “Indemnifying Party.” The indemnification obligations provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 6.02(a) or Section 6.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 6.02(a) or Section 6.03(a) exceeds one percent (1%) of the Purchase Price (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 6.02(a) or Section 6.03(a), as the case may be, shall not exceed fifteen percent (15%) of the Purchase Price; provided, that the foregoing limitation shall not apply to the Seller’s right to receive the full amount of the Purchase Price, including the full principal amount of the Delayed Purchase Price and any interest accrued thereon in accordance with the terms of this Agreement; provided, further, that the foregoing limitation shall not apply to Losses attributable to intentional fraud or any inaccuracy in or breach of any of the representations or warranties of Seller contained in Section 3.07.

(c) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(d) Seller shall not be liable under this Article VI for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

(e) The amount of any Losses for which an Indemnified Party is entitled to indemnity under this Article VI shall be reduced by the amount of insurance proceeds actually received by the Indemnified Party or its Affiliates with respect to such Losses (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates).

Section 6.05 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party. Such notice by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including: (i) making available records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claim. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

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Section 6.06 Tax Treatment of Indemnification Payments. The Parties shall treat any amounts paid under this Article VI as an adjustment to the Purchase Price for U.S. federal and applicable state income Tax purposes, unless otherwise required by applicable Law.

Section 6.07 Exclusive Remedies. Except in the case of intentional fraud, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, and except in the case of intentional fraud, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VI. Notwithstanding anything to the contrary, nothing in this Section 6.07 shall limit the provisions of Section 1.05(d), Section 1.06, Section 1.08 or any Person’s right to seek and obtain any equitable relief to which such Person shall be entitled.

Article VII

Miscellaneous

Section 7.01 Expenses. Except as otherwise expressly provided herein (including Section 5.03 hereof), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

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Section 7.02 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	Email: Attention:

with a copy to: (which shall not constitute notice)	Vinson & Elkins L.L.P. Email: Attention:

If to Buyer:	Email: Attention:

with a copy to: (which shall not constitute notice)	Buchalter PC Email: Attention:

Section 7.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents and the Exhibits, the statements in the body of this Agreement will control.

Section 7.06 Successors and Assigns; Assignment. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

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Section 7.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 7.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of law provisions thereof to the extent such provisions would require or permit the application of the laws of any jurisdiction other than the State of Delaware. Any legal suit, action, proceeding or dispute arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the city of Wilmington and county of New Castle County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding or dispute.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.10 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Prairie Operating Co.

By:	/s/ Edward Kovalik
Edward Kovalik
Chief Executive Officer

By:	/s/ Matthew Austin Lerman
Matthew Austin Lerman

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Exhibit A

form of bill of sale

(See attached)

A-1

Exhibit B

form of aSSIGNMENT and assumption agreement

(See attached)

B-1

Schedule I

Mining equipment

(See attached)

Schedule I

Schedule II

Excluded Assets

Schedule II

Schedule III

ATLAS MSA STATEMENTS

(See attached)

Schedule III